RICHARD GOODNER

Attorney at Law

6608 Emerald Drive
Colleyville, Texas 76034

(214) 587-0653 – phone

(817) 488-2453 – fax

January 12, 2010

United States Securities and Exchange Commission
Judiciary Plaza
100 F Street, N.W.
Washington, D.C. 20549

Re:     SMSA Crane Acquisition Corp.
           Registration Statement on Form 10

Dear Sir/Madam:

     On behalf of SMSA Crane Acquisition Corp., (the “Registrant”), we herewith file with the Securities and Exchange Commission the Registrant’s Registration Statement on Form 10. The SMSA Crane Registration Statement on Form 10 is similar to SMSA Gainesville Acquisition Corp.’s Registration Statement on Form 10, SEC file number 000-53803, which was effective on December 21, 2009 and which was reviewed by the Staff. If the Staff has any questions or comments, please contact the undersigned at telephone 214-587-0653 or fax 817-488-2453.

                              Yours very truly,

                              /s/ Richard B. Goodner

                              Richard B. Goodner